Astoria Financial Corporation Reports Third Quarter EPS of $0.23

Quarterly Cash Dividend of $0.13 Per Share Declared

LAKE SUCCESS, N.Y., Oct. 20 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $21.5 million, or $0.23 diluted earnings per share ("EPS"), for the quarter ended September 30, 2010, increases of 169% and 156%, respectively, over net income of $8.0 million, or $0.09 EPS, for the quarter ended September 30, 2009.  For the nine months ended September 30, 2010, net income totaled $49.9 million, or $0.53 EPS, compared to $19.5 million, or $0.21 EPS, for the comparable 2009 period.

Included in the 2010 nine month period are net charges totaling $3.2 million ($2.1 million, or $0.02 per share, after-tax), which are not routine to our core operations.  Included in the 2009 nine month period are charges totaling $16.7 million ($10.9 million, or $0.12 per share, after-tax,) which are not routine to our core operations.  For further details of such items and a reconciliation of GAAP and non-GAAP measures, please refer to the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release.

Commenting on the 2010 third quarter results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, stated, "I am pleased to report significantly improved earnings for the 2010 third quarter compared to both the prior quarter and last year's third quarter, despite considerable shrinkage of the balance sheet.  The improvement is due primarily to lower credit costs reflecting the overall improvement in asset quality, particularly lower loan delinquencies and non-performing loans."

Board Declares Quarterly Cash Dividend of $0.13 Per Share

The Board of Directors of the Company, at their October 20, 2010 meeting, declared a quarterly cash dividend of $0.13 per common share.  The dividend is payable on December 1, 2010 to shareholders of record as of November 15, 2010.  This is the sixty-second consecutive quarterly cash dividend declared by the Company.

Third Quarter and Nine Month Earnings Summary

Net interest income for the quarter ended September 30, 2010 increased to $106.0 million from $103.1 million for the 2009 third quarter.  For the nine months ended September 30, 2010, net interest income increased to $332.3 million from $323.8 million for the comparable 2009 period.

The net interest margin for the quarter ended September 30, 2010 was 2.32%, five basis points lower than the previous quarter and 25 basis points higher than the 2009 third quarter.  The linked quarter decrease was primarily due to the effect of one extra day of interest expense in the third quarter. The year-over-year increase in the margin was due to the cost of interest-bearing liabilities declining more rapidly than the yield on interest-earning assets.  "The continued decline in liability costs, due primarily to lower certificates of deposit ("CD") repricing, should help to offset the decline in asset yields.  Non-Liquid CDs totaling $2.0 billion are scheduled to mature in the 2010 fourth quarter and $1.8 billion are scheduled to mature in the first half of 2011, with a weighted average rate of 1.81% and 1.92%, respectively.  On the asset side, $894.1 million of hybrid ARM loans, with a weighted average rate of 4.66%, are scheduled to reprice downward during the 2010 fourth quarter and $1.6 billion of hybrid ARM loans, with a weighted average rate of 4.46%, are scheduled to reprice downward during the first half of 2011,"  Mr. Engelke noted.

For the quarter ended September 30, 2010, a $20.0 million provision for loan losses was recorded which is $15.0 million lower than the previous quarter and $30.0 million lower than the 2009 third quarter.  For the nine months ended September 30, 2010, the provision for loan losses totaled $100.0 million compared to $150.0 million for the comparable period in 2009.  Mr. Engelke noted, "The decrease in the provision this year recognizes the improving trends in overall loan delinquencies, particularly, in our multi-family and CRE portfolios."

Non-interest income for the quarter ended September 30, 2010 totaled $18.6 million compared to $20.1 million for the 2009 third quarter.  The decrease is primarily due to the absence of gain on sales of securities in 2010 and a decrease in customer service fees, partially offset by an increase in other non-interest income.

For the nine months ended September 30, 2010, non-interest income totaled $60.5 million compared to $56.5 million for the comparable 2009 period.  The increase is primarily due to an increase in other non-interest income, of which $6.2 million was from a goodwill litigation settlement in the 2010 second quarter, and an other-than-temporary impairment charge related to Freddie Mac securities recorded in the 2009 first quarter, partially offset by the absence of gain on sales of securities in 2010 and decreases in customer service fees and mortgage banking income, net.

General and administrative ("G&A") expense for the quarter ended September 30, 2010 totaled $70.9 million compared to $63.2 million for the 2009 third quarter.  The increase is primarily due to a $4.1 million increase in compensation and benefits, primarily increased ESOP expense and accruals for incentive compensation, and a $2.6 million increase in other expense, primarily real estate owned related expense.

For the nine months ended September 30, 2010, G&A expense totaled $215.0 million compared to $203.2 million for the comparable 2009 period.  The increase was due primarily to the following:  a $6.7 million increase in compensation and benefits, primarily related to ESOP expense and accruals for incentive compensation, a $10.9 million increase in other expense, of which $7.9 million was related to the McAnaney litigation settlement, and a $2.0 million increase in regular FDIC insurance premiums, partially offset by the $9.9 million FDIC special assessment recorded in 2009.

Balance Sheet Summary

Total assets decreased $733.1 million from the previous quarter and $1.3 billion from December 31, 2009 and totaled $18.9 billion at September 30, 2010.  The loan portfolio declined $467.1 million from the previous quarter and $881.5 million from December 31, 2009 and totaled $14.9 billion at September 30, 2010.  The one-to-four family portfolio totaled $11.4 billion at September 30, 2010 compared to $11.7 billion at June 30, 2010 and $11.9 billion at December 31, 2009.  The combined multifamily/commercial real estate portfolio totaled $3.1 billion at September 30, 2010 compared to $3.2 billion at June 30, 2010 and $3.4 billion at December 31, 2009.  For the quarter and nine months ended September 30, 2010, securities decreased $145.5 million and $587.4 million, respectively, to $2.6 billion.  Commenting on the decrease in the balance sheet, Mr. Engelke stated, "The combination of conforming 30-year fixed-rate mortgage interest rates at historic lows and high conforming loan limits, resulting from the U.S. Government's efforts to stimulate housing loan demand, has had a negative impact on jumbo hybrid ARM portfolio lenders such as Astoria and has contributed to the decrease in our loan portfolio and balance sheet."

For the quarter and nine months ended September 30, 2010, one-to-four family loan originations for portfolio totaled $646.7 million and $2.2 billion, respectively, compared to $1.2 billion and $2.2 billion, respectively, for the comparable 2009 periods.  This production was achieved while maintaining strict underwriting standards.  The loan-to-value ratio of the one-to-four family loan production for portfolio for the 2010 third quarter and nine months averaged approximately 63% and 62%, respectively, at origination and the loan amount averaged approximately $728,000 and $734,000, respectively.  One-to-four family loan prepayments for the quarter and nine months ended September 30, 2010 totaled $848.3 million and $2.3 billion, respectively, compared to $939.6 million and $2.2 billion, respectively, for the comparable 2009 periods.

Deposits for the quarter ended September 30, 2010 decreased $141.2 million from the previous quarter and $705.0 million from December 31, 2009, and totaled $12.1 billion at September 30, 2010.  The decreases were due primarily to decreases in CDs.  Importantly, low-cost savings, money market and checking account deposits increased $231.3 million from December 31, 2009, or 8% annualized.

Borrowings for the quarter ended September 30, 2010 decreased $599.9 million from the previous quarter and $664.7 million from December 31, 2009 to $5.2 billion.

Stockholders' equity totaled $1.2 billion, or 6.56% of total assets at September 30, 2010.  Astoria Federal continues to be designated as well-capitalized with core, tangible, risk-based and Tier 1 risk-based capital ratios of 7.59%, 7.59%, 14.13% and 12.87%, respectively, at September 30, 2010.

Asset Quality

Non-performing loans ("NPLs"), including troubled debt restructurings ("TDR") of $53.5 million, totaled $399.6 million, or 2.11% of total assets at September 30, 2010, a decrease of $15.5 million from the previous quarter.  During the 2010 third quarter, $22.3 million of NPLs were either sold or classified as held-for-sale.  At September 30, 2010, one-to-four family NPLs declined to $345.7 million, multi-family/CRE/construction NPLs declined to $48.9 million and consumer and other NPLs declined to $5.0 million compared to $350.6 million, $59.2 million and $5.3 million at June 30, 2010.  Of the $345.7 million of non-performing one-to-four family loans, $247.8 million, or 72%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates loan migration trends from 30 days delinquent to 90+ days delinquent:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter	90 + Days Past Due (NPLs)	Total 30-90+ Days Past Due
At Sept. 30, 2009	$197.6	$ 75.9	$273.5	$(46.7)	$408.5	$682.0
At Dec. 31, 2009	$212.9	$ 76.3	$289.2	$ 15.7	$408.6	$697.8
At March 31, 2010	$185.6	$ 82.7	$268.3	$(20.9)	$419.1	$687.4
At June 30, 2010	$230.9	$ 77.5	$308.4	$40.1	$415.1	$723.5
At Sept. 30, 2010	$181.6	$ 70.4	$252.0	$(56.4)	$399.6	$651.6

The table below details, as of September 30, 2010, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states.  More comprehensive state details are included in the "One-to-Four Family Residential Loan Portfolio-Geographic Analysis" table included in this release.

($ in millions) State	Total 1-4 Family Loans	% of Total 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York	$3,119.2	27.4%	$48.8	1.56%
Illinois	$1,430.9	12.6%	$51.1	3.57%
Connecticut	$1,057.6	9.3%	$30.9	2.92%
California	$ 911.7	8.0%	$41.3	4.53%
New Jersey	$ 853.7	7.5%	$50.0	5.86%
Massachusetts	$ 787.3	6.9%	$11.8	1.50%
Virginia	$ 707.4	6.2%	$16.9	2.39%
Maryland	$ 699.0	6.1%	$41.9	5.99%
Washington	$ 330.7	2.9%	$ 0.6	0.18%
Florida	$ 236.2	2.1%	$26.9	11.39%
Top 10 States	$10,133.7	89.0%	$320.2	3.16%
All other states (1)	$ 1,235.2	11.0%	$ 25.5	2.06%
Total 1-4 Family Portfolio	$11,368.9	100%	$345.7	3.04%
(1) Includes 28 states and Washington, D.C.

Net loan charge-offs for the quarter ended September 30, 2010 totaled $24.8 million (including $18.4 million of one-to-four family loans and $5.4 million of multi-family/CRE loans) compared to $34.7 million (including $20.1 million of one-to-four family loans and $12.6 million of multi-family/CRE loans) for the previous quarter.  Included in the $18.4 million of one-to-four family net loan charge-offs are $16.2 million of charge-offs on $71.7 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed and adjusted, as needed, to the estimated fair value of the underlying collateral less selling costs.  "While we expect NPL levels may remain elevated for some time, it is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 72% of the residential NPLs to their adjusted fair value less selling costs," Mr. Engelke noted.

Selected Asset Quality Metrics (at or for the three and nine months ended September 30, 2010)
($ in millions)	1-4 Family	Multi- family	CRE	Construction	Consumer & Other	Total
Loan portfolio balance	$11,368.9	$ 2,309.1	$ 793.4	$ 15.7	$ 319.3 (1)	$14,899.2 (2)
Non-performing loans	$ 345.7 (3)	$ 38.5(4)	$ 3.7	$ 6.7	$ 5.0	$ 399.6 (3)
NPLs/total loans	2.32%	0.26%	0.02%	0.05%	0.03%	2.68%
Net charge-offs 3Q10	$ 18.4	$ 5.0	$ 0.4	$ 0.0	$ 1.0	$ 24.8
Net charge-offs YTD	$ 56.0	$ 22.4	$ 6.2	$ 1.5	$ 1.7	$ 87.8

(1)  Includes home equity loans of $290.6 million

(2)  Includes $92.8 million of net unamortized premiums and deferred loan costs

(3)  Includes $247.8 million reviewed and adjusted, as needed, at 180 days delinquent and annually thereafter

(4)  Includes $22.4 million of TDRs performing in accordance with their modified terms

Future Outlook

Commenting on the near-term outlook, Mr. Engelke stated, "Although we remain cautiously optimistic with respect to the outlook for credit quality and we expect credit costs will continue to decline over the next several quarters resulting in improved financial performance, the operating environment for residential mortgage portfolio lenders, nonetheless, remains challenging. The U.S. government continues to subsidize the residential mortgage market with programs designed to keep 30-year fixed-rate conforming loans, which we originate but do not retain for our portfolio, below normal market rate levels.  In addition, the U.S. Congress recently extended the expanded conforming loan limits in many of the markets we operate in through September 2011, therefore, we anticipate that elevated levels of mortgage prepayment activity will continue to outpace our loan production.  This will, more than likely, result in the loan portfolio and balance sheet declining further in the near term.  We anticipate maintaining a relatively stable net interest margin which, when coupled with lower credit costs, should mitigate the earnings impact from a smaller balance sheet.  In the meantime, we will continue to strengthen the balance sheet by continuing to originate quality residential mortgage loans for portfolio.  We expect capital levels will continue to increase as earnings continue to improve which should position us to take advantage of future balance sheet growth opportunities that may arise."

Earnings Conference Call October 21, 2010 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, October 21, 2010 at 10:00 a.m. (ET).   The toll-free dial-in number is (888) 562-3356, ID# 12186796.  A telephone replay will be available on October 21, 2010 from 1:00 p.m. (ET) through midnight October 30, 2010 (ET).   The replay number is (800) 642-1687, ID#: 12186796.  The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $18.9 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $12.1 billion, is the largest thrift depository in New York and embraces its philosophy of " Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com.  Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	September 30,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$241,514	$71,540
Repurchase agreements	32,040	40,030
Securities available-for-sale	657,885	860,694
Securities held-to-maturity
(fair value of $1,996,017 and $2,367,520, respectively)	1,933,318	2,317,885
Federal Home Loan Bank of New York stock, at cost	163,501	178,929
Loans held-for-sale, net	35,338	34,274
Loans receivable:
Mortgage loans, net	14,577,036	15,447,115
Consumer and other loans, net	322,157	333,607
	14,899,193	15,780,722
Allowance for loan losses	(206,231)	(194,049)
Total loans receivable, net	14,692,962	15,586,673
Mortgage servicing rights, net	8,030	8,850
Accrued interest receivable	61,768	66,121
Premises and equipment, net	133,735	136,195
Goodwill	185,151	185,151
Bank owned life insurance	408,470	401,735
Real estate owned, net	64,763	46,220
Other assets	318,374	317,882

TOTAL ASSETS	$18,936,849	$20,252,179

LIABILITIES
Deposits	$12,107,286	$12,812,238
Reverse repurchase agreements	2,100,000	2,500,000
Federal Home Loan Bank of New York advances	2,735,000	3,000,000
Other borrowings, net	378,111	377,834
Mortgage escrow funds	146,678	114,036
Accrued expenses and other liabilities	228,083	239,457

TOTAL LIABILITIES	17,695,158	19,043,565

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 97,877,469 and 97,083,607 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	859,880	857,662
Retained earnings	1,836,456	1,829,199
Treasury stock (68,617,419 and 69,411,281 shares, at cost, respectively)	(1,417,956)	(1,434,362)
Accumulated other comprehensive loss	(24,876)	(29,779)
Unallocated common stock held by ESOP
(3,678,768 and 4,304,635 shares, respectively)	(13,478)	(15,771)

TOTAL STOCKHOLDERS' EQUITY	1,241,691	1,208,614

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,936,849	$20,252,179

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income:
One-to-four family mortgage loans	$130,936	$147,765	$408,640	$465,252
Multi-family, commercial real estate and construction
mortgage loans	48,446	52,947	149,169	165,539
Consumer and other loans	2,656	2,760	7,975	8,095
Mortgage-backed and other securities	25,336	35,980	86,319	116,307
Repurchase agreements and interest-earning cash accounts	188	163	257	394
Federal Home Loan Bank of New York stock	1,999	2,487	6,416	6,850
Total interest income	209,561	242,102	658,776	762,437
Interest expense:
Deposits	46,144	75,348	149,182	248,069
Borrowings	57,392	63,671	177,268	190,554
Total interest expense	103,536	139,019	326,450	438,623

Net interest income	106,025	103,083	332,326	323,814
Provision for loan losses	20,000	50,000	100,000	150,000
Net interest income after provision for loan losses	86,025	53,083	232,326	173,814
Non-interest income:
Customer service fees	12,463	14,186	39,128	43,265
Other loan fees	974	959	2,546	2,837
Gain on sales of securities	-	3,820	-	5,932
Other-than-temporary impairment write-down of securities	-	-	-	(5,300)
Mortgage banking income, net	631	883	2,788	4,762
Income from bank owned life insurance	2,383	2,131	6,735	6,578
Other	2,161	(1,899)	9,279	(1,622)
Total non-interest income	18,612	20,080	60,476	56,452
Non-interest expense:
General and administrative:
Compensation and benefits	35,999	31,850	105,884	99,213
Occupancy, equipment and systems	16,506	15,969	49,592	48,365
Federal deposit insurance premiums	6,509	6,928	19,722	17,732
Federal deposit insurance special assessment	-	-	-	9,851
Advertising	1,743	961	4,557	3,741
Other	10,147	7,531	35,236	24,319
Total non-interest expense	70,904	63,239	214,991	203,221

Income before income tax expense	33,733	9,924	77,811	27,045
Income tax expense	12,282	1,876	27,888	7,501

Net income	$21,451	$8,048	$49,923	$19,544

Basic earnings per common share	$0.23	$0.09	$0.53	$0.21

Diluted earnings per common share	$0.23	$0.09	$0.53	$0.21

Basic weighted average common shares	91,863,115	90,696,563	91,650,000	90,480,277
Diluted weighted average common and common
equivalent shares	91,863,115	90,702,558	91,650,045	90,482,356

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30,
	2010			2009
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,678,392	$130,936	4.48%	$12,071,749	$147,765	4.90%
Multi-family, commercial real
estate and construction	3,201,711	48,446	6.05	3,610,912	52,947	5.87
Consumer and other loans (1)	323,916	2,656	3.28	334,282	2,760	3.30
Total loans	15,204,019	182,038	4.79	16,016,943	203,472	5.08
Mortgage-backed and other securities (2)	2,555,951	25,336	3.97	3,451,257	35,980	4.17
Repurchase agreements and
interest-earning cash accounts	332,171	188	0.23	299,242	163	0.22
Federal Home Loan Bank stock	174,220	1,999	4.59	177,285	2,487	5.61
Total interest-earning assets	18,266,361	209,561	4.59	19,944,727	242,102	4.86
Goodwill	185,151			185,151
Other non-interest-earning assets	888,925			856,892
Total assets	$19,340,437			$20,986,770

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,205,587	2,245	0.41	$1,950,731	1,989	0.41
Money market	342,453	385	0.45	328,826	447	0.54
NOW and demand deposit	1,686,109	279	0.07	1,545,609	258	0.07
Liquid certificates of deposit	585,814	689	0.47	860,239	1,708	0.79
Total core deposits	4,819,963	3,598	0.30	4,685,405	4,402	0.38
Certificates of deposit	7,356,689	42,546	2.31	8,738,587	70,946	3.25
Total deposits	12,176,652	46,144	1.52	13,423,992	75,348	2.25
Borrowings	5,527,188	57,392	4.15	5,886,006	63,671	4.33
Total interest-bearing liabilities	17,703,840	103,536	2.34	19,309,998	139,019	2.88
Non-interest-bearing liabilities	405,907			478,697
Total liabilities	18,109,747			19,788,695
Stockholders' equity	1,230,690			1,198,075
Total liabilities and stockholders' equity	$19,340,437			$20,986,770

Net interest income/net interest
rate spread (3)		$106,025	2.25%		$103,083	1.98%
Net interest-earning assets/net
interest margin (4)	$562,521		2.32%	$634,729		2.07%
Ratio of interest-earning assets
to interest-bearing liabilities	1.03x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Nine Months Ended September 30,
		2010			2009
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,856,597	$408,640	4.60%	$12,194,836	$465,252	5.09%
Multi-family, commercial real
estate and construction	3,319,318	149,169	5.99	3,738,746	165,539	5.90
Consumer and other loans (1)	328,264	7,975	3.24	337,229	8,095	3.20
Total loans	15,504,179	565,784	4.87	16,270,811	638,886	5.24
Mortgage-backed and other securities (2)	2,897,654	86,319	3.97	3,573,641	116,307	4.34
Repurchase agreements and
interest-earning cash accounts	181,366	257	0.19	255,594	394	0.21
Federal Home Loan Bank stock	177,246	6,416	4.83	183,032	6,850	4.99
Total interest-earning assets	18,760,445	658,776	4.68	20,283,078	762,437	5.01
Goodwill	185,151			185,151
Other non-interest-earning assets	879,392			837,257
Total assets	$19,824,988			$21,305,486

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,142,373	6,477	0.40	$1,909,519	5,781	0.40
Money market	336,482	1,117	0.44	313,747	1,733	0.74
NOW and demand deposit	1,662,287	807	0.06	1,522,064	805	0.07
Liquid certificates of deposit	626,625	2,281	0.49	927,424	9,641	1.39
Total core deposits	4,767,767	10,682	0.30	4,672,754	17,960	0.51
Certificates of deposit	7,689,649	138,500	2.40	8,852,402	230,109	3.47
Total deposits	12,457,416	149,182	1.60	13,525,156	248,069	2.45
Borrowings	5,730,714	177,268	4.12	6,126,211	190,554	4.15
Total interest-bearing liabilities	18,188,130	326,450	2.39	19,651,367	438,623	2.98
Non-interest-bearing liabilities	416,514			458,474
Total liabilities	18,604,644			20,109,841
Stockholders' equity	1,220,344			1,195,645
Total liabilities and stockholders' equity	$19,824,988			$21,305,486

Net interest income/net interest
rate spread (3)		$332,326	2.29%		$323,814	2.03%
Net interest-earning assets/net
interest margin (4)	$572,315		2.36%	$631,711		2.13%
Ratio of interest-earning assets
to interest-bearing liabilities	1.03x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	6.97%	2.69%	5.45%	2.18%
Return on average tangible stockholders' equity (1)	8.21	3.18	6.43	2.58
Return on average assets	0.44	0.15	0.34	0.12
General and administrative expense to average assets	1.47	1.21	1.45	1.27
Efficiency ratio (2)	56.89	51.35	54.73	53.44
Net interest rate spread	2.25	1.98	2.29	2.03
Net interest margin	2.32	2.07	2.36	2.13

Selected Non-GAAP Returns and Financial Ratios (annualized) (3)
Non-GAAP return on average stockholders' equity			5.68%	3.39%
Non-GAAP return on average tangible stockholders' equity (1)			6.70	4.01
Non-GAAP return on average assets			0.35	0.19
Non-GAAP general and administrative expense to average assets			1.39	1.21
Non-GAAP efficiency ratio (2)			53.36	49.95

Asset Quality Data (dollars in thousands)
Non-performing assets (4)			$464,383	$449,926
Non-performing loans (4)			399,620	408,458
Loans delinquent 90 days or more and still accruing interest			619	21
Non-accrual loans			399,001	408,437
Loans 60-89 days delinquent			70,359	75,875
Loans 30-59 days delinquent			181,631	197,560
Net charge-offs	$24,768	$33,633	87,818	92,391

Non-performing loans/total loans			2.68%	2.56%
Non-performing loans/total assets			2.11	1.98
Non-performing assets/total assets			2.45	2.18
Allowance for loan losses/non-performing loans			51.61	43.25
Allowance for loan losses/non-accrual loans			51.69	43.25
Allowance for loan losses/total loans			1.38	1.11
Net charge-offs to average loans outstanding (annualized)	0.65%	0.84%	0.76	0.76

Capital Ratios (Astoria Federal)
Tangible			7.59%	6.72%
Core			7.59	6.72
Risk-based			14.13	12.77
Tier 1 risk-based			12.87	11.49

Other Data
Cash dividends paid per common share	$0.13	$0.13	$0.39	$0.39
Book value per share (5)			13.18	13.04
Tangible book value per share (6)			11.22	11.04
Tangible stockholders' equity/tangible assets (1) (7)			5.63%	4.98%
Mortgage loans serviced for others (in thousands)			$1,421,223	$1,355,090
Full time equivalent employees			1,573	1,573

(1) Tangible stockholders' equity represents stockholders' equity less goodwill.
(2) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

 (3) See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the nine months ended September 30, 2010 and 2009.

 (4) Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7) Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2010		At June 30, 2010		At September 30, 2009
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$11,023,120	4.87%	$11,358,339	4.99%	$11,681,844	5.36%
Multi-family, commercial real estate
and construction	3,069,335	6.04	3,175,604	6.04	3,442,046	6.03
Mortgage-backed and other securities (3)	2,591,203	4.00	2,736,725	4.11	3,472,308	4.08

Interest-bearing liabilities:
Savings	2,234,606	0.40	2,183,350	0.40	1,959,171	0.40
Money market	349,883	0.45	337,455	0.45	330,299	0.44
NOW and demand deposit	1,662,000	0.06	1,687,163	0.06	1,522,017	0.06
Liquid certificates of deposit	546,626	0.38	607,853	0.50	812,141	0.64
Total core deposits	4,793,115	0.28	4,815,821	0.30	4,623,628	0.33
Certificates of deposit	7,314,171	2.28	7,432,620	2.34	8,594,991	3.15
Total deposits	12,107,286	1.49	12,248,441	1.54	13,218,619	2.16
Borrowings, net	5,213,111	4.12	5,813,019	4.02	5,837,723	4.24

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the adjustments detailed in the following table (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Nine Months Ended
	September 30, 2010			September 30, 2009
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP

Net interest income	$332,326	$ -	$332,326	$323,814	$ -	$323,814
Provision for loan losses	100,000	-	100,000	150,000	-	150,000

Net interest income after provision for loan losses	232,326	-	232,326	173,814	-	173,814
Non-interest income	60,476	(4,635)	55,841	56,452	6,888	63,340
Non-interest expense (general and administrative expense)	214,991	(7,850)	207,141	203,221	(9,851)	193,370

Income before income tax expense	77,811	3,215	81,026	27,045	16,739	43,784
Income tax expense	27,888	1,133	29,021	7,501	5,859	13,360

Net income	$ 49,923	$ 2,082	$ 52,005	$ 19,544	$ 10,880	$ 30,424

Basic earnings per common share	$0.53	$0.02	$0.55	$0.21	$0.12	$0.33

Diluted earnings per common share	$0.53	$0.02	$0.55	$0.21	$0.12	$0.33

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.  Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income and general and administrative expense in the corresponding ratio calculation.

(1)  Non-interest income adjustment relates to the $6.2 million goodwill litigation settlement, partially offset by the $1.5 million impairment write-down of premises and equipment, recorded in the 2010 second quarter.  Non-interest expense adjustment relates to the McAnaney litigation settlement recorded in the 2010 second quarter.

(2)  Non-interest income adjustment relates to the $1.6 million lower of cost or market write-down of premises and equipment held-for-sale recorded in the 2009 second quarter and the $5.3 million other-than-temporary impairment write-down of securities charge recorded in the 2009 first quarter. Non-interest expense adjustment relates to the federal deposit insurance special assessment recorded in the 2009 second quarter.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)
	At September 30, 2010
			Non-perfoming loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,812.3	$25.9	0.92%
Alt A < 70% LTV	$235.7	$11.8	5.01%
Alt A 70%-80% LTV	$71.2	$11.1	15.59%
State Total	$3,119.2	$48.8	1.56%

Illinois
Full Income	$1,188.6	$20.8	1.75%
Alt A < 70% LTV	$120.0	$11.9	9.92%
Alt A 70%-80% LTV	$122.3	$18.4	15.04%
State Total	$1,430.9	$51.1	3.57%

Connecticut
Full Income	$885.9	$11.4	1.29%
Alt A < 70% LTV	$118.8	$10.9	9.18%
Alt A 70%-80% LTV	$52.9	$8.6	16.26%
State Total	$1,057.6	$30.9	2.92%

California
Full Income	$608.5	$13.5	2.22%
Alt A < 70% LTV	$156.2	$7.5	4.80%
Alt A 70%-80% LTV	$147.0	$20.3	13.81%
State Total	$911.7	$41.3	4.53%

New Jersey
Full Income	$677.5	$26.0	3.84%
Alt A < 70% LTV	$90.9	$8.8	9.68%
Alt A 70%-80% LTV	$85.3	$15.2	17.82%
State Total	$853.7	$50.0	5.86%

Massachusetts
Full Income	$685.3	$5.1	0.74%
Alt A < 70% LTV	$68.1	$2.3	3.38%
Alt A 70%-80% LTV	$33.9	$4.4	12.98%
State Total	$787.3	$11.8	1.50%

Virginia
Full Income	$542.5	$4.5	0.83%
Alt A < 70% LTV	$69.1	$3.1	4.49%
Alt A 70%-80% LTV	$95.8	$9.3	9.71%
State Total	$707.4	$16.9	2.39%

Maryland
Full Income	$540.8	$17.5	3.24%
Alt A < 70% LTV	$74.2	$5.2	7.01%
Alt A 70%-80% LTV	$84.0	$19.2	22.86%
State Total	$699.0	$41.9	5.99%

Washington
Full Income	$322.3	$0.0	0.00%
Alt A < 70% LTV	$5.9	$0.6	10.17%
Alt A 70%-80% LTV	$2.5	$0.0	0.00%
State Total	$330.7	$0.6	0.18%

Florida
Full Income	$160.5	$14.0	8.72%
Alt A < 70% LTV	$44.3	$6.0	13.54%
Alt A 70%-80% LTV	$31.4	$6.9	21.97%
State Total	$236.2	$26.9	11.39%

Other States
Full Income	$1,108.1	$15.8	1.43%
Alt A < 70% LTV	$75.0	$4.3	5.73%
Alt A 70%-80% LTV	$52.1	$5.4	10.36%
Other States Total	$1,235.2	$25.5	2.06%

Total all states
Full Income	$9,532.3	$154.5	1.62%
Alt A < 70% LTV	$1,058.2	$72.4	6.84%
Alt A 70%-80% LTV	$778.4	$118.8	15.26%
Grand total	$11,368.9	$345.7	3.04%

Not e: LTVs are based on current principal balances and original appraised values

CONTACT:   Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com